Exhibit 99.2

                 Certain historical and pro forma financial data

The following table sets forth certain historical and pro forma financial data.

Our unaudited financial statements have been prepared on the same basis as our audited financial statements and, in our opinion, reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of this data in all material respects. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

The unaudited historical statement of income data for the twelve months ended September 30, 2005 have been calculated by subtracting the applicable unaudited consolidated statement of income data for the nine months ended September 30, 2005 from the sum of (1) the applicable audited consolidated statement of income data for the year ended December 31, 2004 and (2) the applicable unaudited consolidated statement of income data for the nine months ended September 30, 2005.

The unaudited pro forma statement of income data for the twelve months ended September 30, 2005 has been calculated by subtracting the unaudited pro forma condensed combined statement of income data for the nine months ended September 30, 2004 from the sum of the (1) unaudited pro forma condensed combined statement of income data for the year ended December 31, 2004 and (2) the unaudited pro forma condensed combined statement of income data for the nine months ended September 30, 2005. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2004 and 2005 and the year ended December 31, 2004 give effect to the following as if they had occurred on January 1, 2004:

o    the acquisition of AMICO; and

o    the incurrence of new long-term debt and the use of proceeds thereof.

The unaudited pro forma condensed combined balance sheet data as of September 30, 2005 give effect to these events as if they had occurred on September 30, 2005.

The unaudited pro forma adjustments are based on available information and certain assumptions that we believe are reasonable. However, these unaudited pro forma adjustments do not include an allocation of the purchase price of AMICO based on fair market value. Therefore, all the acquired assets and liabilities are reflected at their historical book values with the excess consideration recorded as goodwill. The allocation of the purchase price to our acquired assets and liabilities acquired will be completed as soon as reliable information is available. Preliminary pro forma adjustments have been recorded:

o to record inventory of AMICO under the same accounting method as our company; and

o to exclude the assets and liabilities not acquired as part of the transaction from the unaudited pro forma financial data.

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


The adjustments with respect to the new long-term debt we may incur reflect our estimates of interest rate plus amortization of estimated financing costs. The final interest rate, financing costs incurred and application of proceeds may differ.

Our unaudited pro forma financial data do not purport to present what our actual financial position or results would have been if the events described above had occurred as of the dates indicated and are not necessarily indicative of our future financial position or results. For example, we expect our future results to be affected by the following factors, among others:

o In connection with our acquisition of AMICO in October 2005, we must record AMICO's inventory on our consolidated balance sheet at fair market value. Our margins from the AMICO business will be depressed in the fourth quarter of 2005 as we sell the inventory acquired. Additionally, the recording of AMICO's acquired inventory at fair market value may result in additional deferred tax assets or liabilities.

o We will be required to record identifiable intangible assets and property, plant and equipment acquired in the AMICO acquisition on our consolidated balance sheet at fair market value. Any resulting write-up of assets will increase our depreciation and amortization expense when we depreciate or amortize the acquired assets and will reduce gross profit, operating income, income from continuing operations and net income, and such reductions may be significant. Based upon our past acquisitions and the nature of the assets acquired in the AMICO acquisition, we expect to recognize, when we complete our fair value calculations, identifiable intangible assets such as trademarks/patents, unpatented technology and customer relationships. We will not complete our fair market value calculations of these assets until early 2006, and we cannot quantify the amount of the write-up of the acquired assets at this time. Amortization periods to be used for these identifiable intangible assets and property, plant and equipment acquired will be based primarily upon the estimated useful lives of the assets, which at this point are not determinable. Additionally, the identification of intangible assets and the recording of the acquired property, plant and equipment at fair market value may give rise to additional deferred tax assets and liabilities.

o In connection with the transaction, we paid a prepayment premium of $6.7 million to retire our private placement notes. We also wrote off the deferred financing fees of $0.7 million related to the debt. These charges are not reflected in the unaudited pro forma condensed combined statements of income because they are not considered on-going and will not have a recurring impact on our results of operations. We also will incur charges in our fourth quarter relating to non-capitalized expenses arising out of the AMICO acquisition.


                                          Fiscal year ended                Nine months ended          Twelve months ended
                                             December 31,                    September 30,               September 30,
                                 __________________________________   _________________________   ____________________________
(Dollars in thousands)               2002      2003        2004          2004          2005           2005         2005
__________________________       _________   ________    __________   __________    ___________   ____________   _____________
                                                                            (unaudited)            (actual)     (pro forma)
                                                                                                          (unaudited)
Statement of income data:
Net sales                        $ 602,707   $729,806   $   976,255   $  721,045     $ 844,108   $1,099,318    $1,408,779
Cost of sales                      484,244    587,128       774,970      563,436       683,504      895,038     1,129,037
                                 _________   ________    ___________   _________     _________   __________     _________
Gross profit                       118,463    142,678       201,285      157,609       160,604      204,280       279,742
Selling, general and
  administrative expense            71,693     85,802       111,737       84,923        85,353      112,167       146,756
                                 _________   ________    ___________   _________     _________   __________     _________
Income from operations              46,770     56,876        89,548       72,686        75,251       92,113       132,986
Equity in partnerships'
 (income) loss(1)                     (559)      (685)       (4,846)      (3,492)          469         (885)         (951)

Interest expense                     8,283     13,096        12,915        9,523        11,102       14,494        37,390
                                 _________   ________    ___________   _________     _________   __________     _________
Income before taxes                 39,046     44,465        81,479       66,655        63,680       78,504        96,547
Provision for income taxes          15,615     17,562        31,768       26,329        24,395       29,834        36,801
                                 _________   ________    ___________   _________     _________   __________     _________
Income from continuing
operations                          23,431     26,903        49,711       40,326        39,285       48,670     $  59,746
                                                                                                                _________
Discontinued operations, net of
  taxes(2)                             423         50         1,071          683        (1,209)        (820)
                                 _________   ________    ___________   _________     _________   ___________

Net income                       $  23,854   $ 26,953    $   50,782       41,009     $  38,076   $   47,850
                                 _________   ________    ___________   _________     _________   ___________
Cash flow data:
Net cash provided by (used in)
  operating activities(3)        $  12,677   $ 65,257    $   (1,770)    $    (74)    $  59,153
Net cash (used in) provided by
  investing activities(3)          (22,030)  (113,667)      (88,467)     (80,886)          642
Net cash provided by (used in)
  financing activities               6,031     74,869        73,190       64,338       (60,805)
Depreciation and amortization       19,547     21,783        24,198       17,774        19,567        25,991       31,683
Other data:
EBITDA from continuing
  operations(4)(5)               $  66,876   $ 79,344    $  118,592     $ 93,952     $  94,349   $   118,989  $   165,620

Total capital expenditures          15,294     22,050        24,330       16,392        14,799
Selected ratios:
Ratio of earnings to fixed
  charges(6)                         5.05x      3.90x         5.82x        6.30x         5.58x         5.31x        3.29x
Ratio of total debt to EBITDA
  from continuing operations(4)      2.50x      3.05x         2.61x                                    2.13x        3.09x
Ratio of EBITDA from continuing
  operations to interest
  expense(4)                         8.07x      6.06x         9.18x        9.87x         8.50x         8.21x        4.43x


Balance sheet data (at end of period):
Cash and cash equivalents                                                                        $     8,149   $    8,149
Total assets                                                                                         933,827    1,221,937
Working capital(7)                                                                                   230,685      293,163
Total debt                                                                                           252,906      512,306
Shareholders' equity                                                                                 489,774      485,214



__________________

(1) Equity in partnerships' (income) loss represents our proportional interest in the income or losses of our cold-rolled strip steel joint venture and our steel pickling joint venture and other income.

(2) Discontinued operations represents the income (loss), net of income taxes (benefits), attributable to our subsidiary Milcor, which we sold in January 2005 for approximately $42.6 million.

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

(3) Reflects continuing operations only.

(4) "EBITDA from continuing operations" represents net income before interest expense, provision for income taxes, depreciation, amortization and loss (income) from discontinued operations, net of taxes. EBITDA from continuing operations should not be considered an alternative to cash flows from operating activities or income from continuing operations, as determined in accordance with GAAP. We use EBITDA from continuing operations to facilitate comparisons from period to period. We believe EBITDA from continuing operations facilitates company to company comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance or liquidity. We further believe that EBITDA from continuing operations is frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their cash flows from operating activities and results. EBITDA from continuing operations is not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation. In addition, EBITDA, as defined in our senior credit facility, is not calculated in the same manner as the EBITDA from continuing operations figures presented in this table.

EBITDA from continuing operations has limitations as an analytical tool, and you should not consider it either in isolation or as a substitute for analyzing our cash flows from operating activities and results as reported under GAAP. Some of these limitations are:

o EBITDA from continuing operations does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

o EBITDA from continuing operations does not reflect changes in, or cash requirements for, our working capital needs;

o EBITDA from continuing operations does not reflect our interest expense or cash requirements necessary to service interest or principal payments on our debt; and

o EBITDA from continuing operations does not reflect our tax expense or the cash requirements to pay our taxes.

The following is a reconciliation of EBITDA from continuing operations to income from continuing operations, the most directly comparable GAAP performance measure, and, for our reported historical periods, to cash flows from operating activities, the most directly comparable GAAP liquidity measure:

                                                               Fiscal                             Nine
                                                                year                             months
                                                                ended       Nine months ended     ended        Twelve months ended
                            Fiscal year ended December 31,   December 31,    September 30,     September 30,      September 30,
                            ______________________________   ____________   __________________ _____________  ____________________
(Dollars in thousands)         2002      2003      2004         2004         2004       2005       2005        2005       2005
______________________       _______   ______     _______     ________      ______    ________    ______      _______    _______
                                                                                 (actual)       (pro forma)   (actual) (pro forma)
                                       (actual)             (pro forma)         (unaudited)     (unaudited)       (unaudited)
Income from
    continuing operations    $23,431   $26,903   $ 49,711    $  68,827      $40,326   $ 39,285    $ 50,080   $ 48,670   $ 59,746
Provision for income taxes    15,615    17,562     31,768       37,410       26,529     24,395      28,056     29,834     36,801
Interest expense               8,283    13,096     12,915       43,061        9,523     11,102      31,161     14,494     37,390
Depreciation
    and amortization          19,547    21,783     24,198       29,950       17,774     19,567      23,807     25,991     31,683
                             ________  _______   ________     ________     ________   ________    ________   ________   ________
EBITDA from
    continuing operations(a) $66,876   $79,344   $118,592     $179,248      $93,952   $ 94,349    $133,104   $118,989   $165,620
Interest expense              (8,283)  (13,096)   (12,915)                             (11,102)
Provision for
    income taxes             (15,615)  (17,562)   (31,768)                             (24,395)

Changes in assets
    and liabilities          (37,057)    8,478    (81,082)                              (2,200)

Other non-cash
   adjustments                     9       114        394                                  158
Unearned
   compensation                  258       212        153                                  900
Tax benefit from exercise
    of stock options(b)          349       949      1,249                                   90
Undistributed equity in
    partnerships' loss
   (income)                      340       316     (3,166)                               1,404
Provision for deferred
   income taxes                5,800     6,502      6,773                                   (51)
                             _______   _______   ________                             _________
Net cash provided by
   (used in) operating
   activities from
   continuing operations     $12,677   $65,257   $ (1,770)                            $ 59,153
                             _______   _______   ________                             _________






(a) EBITDA from continuing operations includes the effect of equity in partnerships' loss (income). However, the agreements governing one of our joint ventures restrict the amount of cash that may be distributed to our company by the joint venture, and a credit agreement entered into by our other joint venture also restricts the amount of cash that may be distributed to our company from that joint venture.


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


(b) Represents the tax benefit resulting from the disqualifying dispositions of incentive stock options that are recorded as a reduction of income for tax purposes and as a reduction of equity for book purposes.

(5) In calculating pro forma EBITDA from continuing operations for the twelve months ended September 30, 2005, we included adjustments to the historical financial data of AMICO to record AMICO's inventories on the first-in-first-out
(FIFO) basis used by our company, rather than the last-in-first-out basis historically used by AMICO. The FIFO adjustments include an increase in AMICO's cost of sales of $7.7 million for the twelve months ended September 30, 2005. For this reason, pro forma EBITDA from continuing operations is lower than the sum of our EBITDA from continuing operations and AMICO's EBITDA for the same period.

(6) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes minus net undistributed equity earnings minus capitalized interest plus fixed charges. Fixed charges include interest expense (including amortization of debt issuance costs), capitalized interest and the portion of operating rental expense that management believes is representative of the interest component of rent expense.

(7) Working capital is current assets minus current liabilities.


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